Free Writing Prospectus SUN-11 (To the Prospectus dated March 23, 2012, the Prospectus Supplement dated March 23, 2012, and the Product Supplement EQUITY INDICES SUN-2 dated January 31, 2014)	Subject to Completion Preliminary Term Sheet dated March 11, 2014	Filed Pursuant to Rule 433 Registration Statement No. 333-180300-03

Units
$10 principal amount per unit
CUSIP No.

Pricing Date* March , 2014
Settlement Date* April , 2014
Maturity Date* March , 2017
*Subject to change based on the actual date the notes are priced for initial sale to the public (the "pricing date")

- Maturity of approximately three years if not called prior to maturity
- The Basket will be comprised of the NASDAQ-100 Index® and the EURO STOXX 50® Index. Each index will be given an initial weight of 50%.
- Automatic call of the notes per unit at $10 plus the applicable Call Premium ($0.80 on the first Observation Date, and $1.60 on the second Observation Date) if the Basket is flat or increases above 100% of the Starting Value on the relevant Observation Date
- The Observation Dates will occur approximately one year and two years after the pricing date
- If the notes are not called, at maturity:
  - a return of [22% to 28%] if the Basket is flat or increases up to the Step Up Value
  - a return equal to the percentage increase in the Basket if the Basket increases above the Step Up Value
  - 1-to-1 downside exposure to decreases in the Basket, with up to 100% of your principal at risk
- All payments are subject to the credit risk of Credit Suisse AG
- No periodic interest payments
- Limited secondary market liquidity, with no exchange listing
- The notes are senior unsecured debt securities and are not insured or guaranteed by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction

The notes are being issued by Credit Suisse AG (“Credit Suisse”), acting through one of its branches. There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” beginning on page TS-7 of this term sheet and beginning on page PS-7 of product supplement EQUITY INDICES SUN-2.

The initial estimated value of the notes as of the pricing date is expected to be between $9.50 and $9.80 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-7 of this term sheet and “Structuring the Notes” on page TS-20 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.
_________________________

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.
_________________________

	Per Unit	Total
Public offering price(1)(2)	$10.00	$
Underwriting discount(1)(2)	$ 0.20	$
Proceeds, before expenses, to Credit Suisse	$ 9.80	$

(1)
For any purchase of 500,000 units or more in a single transaction by an individual investor, the public offering price and the underwriting discount will be $9.95 per unit and $0.15 per unit, respectively.

(2)
For any purchase by certain fee-based trusts and discretionary accounts managed by U.S. Trust operating through Bank of America, N.A., the public offering price and underwriting discount will be $9.80 per unit and $0.00 per unit, respectively.

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Merrill Lynch & Co.
March   , 2014

Autocallable Market-Linked Step Up Notes
Linked to an Equity Index Basket, due March  , 2017

Summary

The Autocallable Market-Linked Step Up Notes Linked to an Equity Index Basket, due March     , 2017 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction and are not secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of Credit Suisse. The notes will be automatically called at the applicable Call Amount if the Observation Level of the Market Measure, which is the equity index basket described below (the “Basket”), is equal to or greater than the Call Level on the relevant Observation Date. If not called, at maturity, the notes provide you with a Step Up Payment if the Ending Value of the Basket is equal to or greater than its Starting Value, but is not greater than the Step Up Value. If the Ending Value is greater than the Step Up Value, you will participate on a 1-for-1 basis in the increase in the level of the Basket above the Starting Value. If the Ending Value is less than the Starting Value, you will lose all or a portion of the principal amount of your notes. Payments on the notes, including the amount you receive at maturity or upon an automatic call, will be calculated based on the $10 principal amount per unit and will depend on our credit risk and the performance of the Basket. See “Terms of the Notes” below.

The Basket is comprised of the NASDAQ-100 Index® and the EURO STOXX 50® Index (each, a “Basket Component”). On the pricing date, each of the Basket Components will be given an initial weight of 50%.

The economic terms of the notes (including the Step Up Payment) are based on the rate we are currently paying to borrow funds through the issuance of market-linked notes (our “internal funding rate”) and the economic terms of certain related hedging arrangements.  Our internal funding rate for market-linked notes is typically lower than a rate reflecting the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit rate”).  This difference in borrowing rate, as well as the underwriting discount and the hedging related charge described below, will reduce the economic terms of the notes to you and the initial estimated value of the notes on the pricing date. These costs will be effectively borne by you as an investor in the notes, and will be retained by us and MLPF&S or any of our respective affiliates in connection with our structuring and offering of the notes. Due to these factors, the public offering price you pay to purchase the notes will be greater than the initial estimated value of the notes.

On the cover page of this term sheet, we have provided the initial estimated value range for the notes.  This range of estimated values reflects terms that are not yet fixed and was determined based on our valuation of the theoretical components of the notes in accordance with our pricing models. These include a theoretical bond component valued using our internal funding rate, and theoretical individual option components valued using mid-market pricing.  You will not have any interest in, or rights to, the theoretical components we use to determine the estimated value of the notes. The notes are subject to an automatic call, and the initial estimated value is based on an assumed tenor of the notes.  The initial estimated value of the notes calculated on the pricing date will be set forth in the final term sheet made available to investors in the notes. For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” on page TS-20.

Terms of the Notes
Issuer:	Credit Suisse AG (“Credit Suisse”), which may act through its Nassau Branch or its London Branch.	Call Settlement Dates:
Approximately the fifth business day following the applicable Observation Date, subject to postponement if the related Observation Date is postponed, as described on page PS-25 of product supplement EQUITY INDICES SUN-2.

Principal Amount:	$10.00 per unit	Call Premium:
$0.80 per unit if called on April  , 2015 (which represents a return of 8.00% over the principal amount) and $1.60 per unit if called on March  , 2016 (which represents a return of 16.00% over the principal amount).

Term:	Approximately three years, if not called	Ending Value:
The value of the Market Measure on the scheduled calculation day. The calculation day is subject to postponement in the event of Market Disruption Events, as described beginning on page PS-25 of product supplement EQUITY INDICES SUN-2.

Market Measure:
An equally-weighted equity index basket comprised of the NASDAQ-100 Index® (Bloomberg symbol: “NDX”) and the EURO STOXX 50® Index (Bloomberg symbol: “SX5E”). Each Basket Component is a price return index.
		Step Up Value:	[122% to 128%] of the Starting Value. The actual Step Up Value will be determined on the pricing date.
Starting Value:	The Starting Value will be set to 100.00 on the pricing date.	Step Up Payment:	[$2.20 to $2.80] per unit, which represents a return of [22% to 28%] over the principal amount. The actual Step Up Payment will be determined on the pricing date.
Observation Level:	The value of the Market Measure on the applicable Observation Date.	Threshold Value:	The Threshold Value will be set to 100.00 on the pricing date.
Observation Dates:	April , 2015 and March , 2016, subject to postponement in the event of Market Disruption Events, as described on page PS-25 of product supplement EQUITY INDICES SUN-2.	Calculation Day:	Approximately the fifth scheduled Market Measure Business Day immediately preceding the maturity date.
Call Level:	100% of the Starting Value	Fees and Charges:	The underwriting discount of $0.20 per unit listed on the cover page and the hedging related charge of $0.075 per unit described in “Structuring the Notes” on page TS-20.
Call Amounts (per Unit):	$10.80 if called on April , 2015 and $11.60 if called on March , 2016	Joint Calculation Agents:	Credit Suisse International and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), acting jointly.

Autocallable Market-Linked Step Up Notes	TS-2

Autocallable Market-Linked Step Up Notes
Linked to an Equity Index Basket, due March  , 2017

Determining Payment on the Notes

Automatic Call Provision

The notes will be called automatically on an Observation Date if the Observation Level on that Observation Date is equal to or greater than the Call Level. If the notes are called, you will receive $10 per unit plus the applicable Call Premium.

Redemption Amount Determination

If the notes are not automatically called, on the maturity date, you will receive a cash payment per unit determined as follows:

Autocallable Market-Linked Step Up Notes	TS-3

Autocallable Market-Linked Step Up Notes
Linked to an Equity Index Basket, due March  , 2017

The terms and risks of the notes are contained in this term sheet and in the following:

▪	Product supplement EQUITY INDICES SUN-2 dated January 31, 2014:

http://www.sec.gov/Archives/edgar/data/1053092/000095010314000630/dp43555_424b2-sun2.htm

▪	Prospectus supplement and prospectus dated March 23, 2012:

http://www.sec.gov/Archives/edgar/data/1053092/000104746912003186/a2208088z424b2.htm

These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from MLPF&S by calling 1-866-500-5408. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering.  Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement EQUITY INDICES SUN-2.  Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to Credit Suisse.

Investor Considerations

You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:

▪  You are willing to receive a return on your investment capped at the applicable Call Premium if the relevant Observation Level is equal to or greater than the Call Level.

▪  You anticipate that the Basket will increase from the Starting Value to the Ending Value.

▪  You are willing to risk a loss of principal and return if the Basket decreases from the Starting Value to the Ending Value.

▪  You are willing to forgo the interest payments that are paid on traditional interest bearing debt securities.

▪  You are willing to forgo dividends or other benefits of owning the stocks included in the Basket Components.

▪  You are willing to accept a limited market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, our internal funding rate and fees and charges on the notes.

▪  You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Redemption Amount.

▪  You want to hold your notes for the full term.

▪  You believe that the Basket will decrease from the Starting Value to the Ending Value.

▪  You seek principal protection or preservation of capital.

▪  You seek interest payments or other current income on your investment.

▪  You want to receive dividends or other distributions paid on the stocks included in the Basket Components.

▪  You seek an investment for which there will be a liquid secondary market.

▪  You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Autocallable Market-Linked Step Up Notes	TS-4

Autocallable Market-Linked Step Up Notes
Linked to an Equity Index Basket, due March  , 2017

Hypothetical Payout Profile at Maturity

The below graph is based on hypothetical numbers and values. These hypothetical values would only apply if the notes are not called on any Observation Date, and show a payout profile at maturity.

Market-Linked Step Up Notes
This graph reflects the returns on the notes, based on a Threshold Value of 100% of the Starting Value, a Step Up Payment of $2.50 (the midpoint of the Step Up Payment range of [$2.20 to $2.80]) and a Step Up Value of 125% of the Starting Value (the midpoint of the Step Up Value range of [122% to 128%]). The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the stocks included in the Basket Components, excluding dividends.
This graph has been prepared for purposes of illustration only.
See table below for a further illustration of hypothetical payments at maturity.

Hypothetical Payments at Maturity

The following table and examples are for purposes of illustration only.  They are based on hypothetical values and show hypothetical returns on the notes, assuming the notes are not called on any Observation Date. The actual amount you receive and the resulting total rate of return will depend on the actual Ending Value, Step Up Value, Step Up Payment, whether the notes are called on an Observation Date, and term of your investment.

The following table is based on a Starting Value of 100, the Threshold Value of 100, a Step Up Value of 125 and a Step Up Payment of $2.50 per unit.  It illustrates the effect of a range of Ending Values on the Redemption Amount per unit of the notes and the total rate of return to holders of the notes.  The following examples do not take into account any tax consequences from investing in the notes.

Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit	Total Rate of Return on the Notes
0.00	-100.00%	$0.00	-100.00%
50.00	-50.00%	$5.00	-50.00%
80.00	-20.00%	$8.00	-20.00%
90.00	-10.00%	$9.00	-10.00%
94.00	-6.00%	$9.40	-6.00%
97.00	-3.00%	$9.70	-3.00%
100.00(1)	0.00%	$12.50(2)	25.00%
102.00	2.00%	$12.50	25.00%
105.00	5.00%	$12.50	25.00%
110.00	10.00%	$12.50	25.00%
120.00	20.00%	$12.50	25.00%
125.00(3)	25.00%	$12.50	25.00%
130.00	30.00%	$13.00	30.00%
140.00	40.00%	$14.00	40.00%
150.00	50.00%	$15.00	50.00%
160.00	60.00%	$16.00	60.00%
(1)	The Starting Value and Threshold Value will be set to 100.00 on the pricing date.
(2)	This amount represents the sum of the principal amount and thehypothetical Step Up Payment of $2.50.
(3)	This is thehypothetical Step Up Value.

For recent hypothetical levels of the Basket, see “The Basket” section below. Each Basket Component is a price return index and as such the Ending Value will not include any income generated by dividends paid on the stocks included in either of the Basket Components, which you would otherwise be entitled to receive if you invested in those stocks directly. In addition, all payments on the notes are subject to issuer credit risk.

Autocallable Market-Linked Step Up Notes	TS-5

Autocallable Market-Linked Step Up Notes
Linked to an Equity Index Basket, due March  , 2017

Redemption Amount Calculation Examples

Example 1
The Ending Value is 90.00, or 90.00% of the Starting Value:
Starting Value: 100.00
Threshold Value: 100.00
Ending Value: 90.00
Redemption Amount per unit

Example 2
The Ending Value is 110.00, or 110.00% of the Starting Value:
Starting Value: 100.00
Step Up Value: 125.00
Ending Value: 110.00
Redemption Amount per unit, the principal amount plus the Step Up Payment, since the Ending Value is equal to or greater than the Starting Value, but less than the Step Up Value.

Example 3
The Ending Value is 130.00, or 130.00% of the Starting Value:
Starting Value: 100.00
Step Up Value: 125.00
Ending Value: 130.00
Redemption Amount per unit

Autocallable Market-Linked Step Up Notes	TS-6

Autocallable Market-Linked Step Up Notes
Linked to an Equity Index Basket, due March  , 2017

Risk Factors

There are important differences between the notes and a conventional debt security.  An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-7 of product supplement EQUITY INDICES SUN-2 identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

▪	Depending on the performance of the Basket as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.

▪	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

▪
Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes.  If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

▪	If the notes are called, your investment return, if any, is limited to the return represented by the applicable Call Premium.

▪	Your investment return, if any, may be less than a comparable investment directly in the stocks included in the Basket.

▪
The initial estimated value of the notes is an estimate only, determined as of a particular point in time by reference to our proprietary pricing models. These pricing models consider certain factors, such as our internal funding rate on the pricing date, interest rates, volatility and time to maturity of the notes, and they rely in part on certain assumptions about future events, which may prove to be incorrect. Because our pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by us (even among issuers with similar creditworthiness), our estimated value may not be comparable to estimated values of similar notes of other issuers.

▪
Our internal funding rate for market-linked notes is typically lower than our secondary market credit rates, as further described in “Structuring the Notes” on page TS-20. Because we use our internal funding rate to determine the value of the theoretical bond component, if on the pricing date our internal funding rate is lower than our secondary market credit rates, the initial estimated value of the notes will be greater than if we had used our secondary market credit rates in valuing the notes.

▪
The public offering price you pay for the notes will exceed the initial estimated value. This is due to, among other transaction costs, the inclusion in the public offering price of the underwriting discount and the hedging related charge, as further described in “Structuring the Notes” on page TS-20.

▪
Assuming no change in market conditions or other relevant factors after the pricing date, the market value of your notes may be lower than the price you paid for them and lower than the initial estimated value. This is due to, among other things, the inclusion in the public offering price of the underwriting discount and the hedging related charge and the internal funding rate we used in pricing the notes, as further described in “Structuring the Notes” on page TS-20. These factors, together with customary bid ask spreads, other transaction costs and various credit, market and economic factors over the term of the notes, including changes in the level of the Basket, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.

▪
A trading market is not expected to develop for the notes. Neither we nor MLPF&S is obligated to make a market for, or to repurchase, the notes. The initial estimated value does not represent a minimum or maximum price at which we, MLPF&S or any of our affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time. MLPF&S has advised us that any repurchases by them or their affiliates will be made at prices determined by reference to their pricing models and at their discretion, and these prices will include MLPF&S’s trading commissions and mark-ups.  If you sell your notes to a dealer other than MLPF&S in a secondary market transaction, the dealer may impose its own discount or commission. MLPF&S has also advised us that, at its discretion and for your benefit, assuming no changes in market conditions from the pricing date, MLPF&S may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes for a short initial period after the issuance of the notes. That higher price reflects costs that were included in the public offering price of the notes, and that higher price may also be initially used for account statements or otherwise. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

▪	Your return on the notes and the value of the notes may be affected by exchange rate movements and factors affecting the international securities markets, specifically changes within the Eurozone.

▪
Our business, hedging and trading activities, and those of MLPF&S and our respective affiliates (including trades in shares of companies included in the Basket Components), and any hedging and trading activities we, MLPF&S or our respective affiliates engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you.

▪	Changes in the value of one of the Basket Components may be offset by changes in the value of the other Basket Component.

▪	The index sponsors may adjust each Basket Component in a way that affects its level, and the index sponsors have no obligation to consider your interests.

Autocallable Market-Linked Step Up Notes	TS-7

Autocallable Market-Linked Step Up Notes
Linked to an Equity Index Basket, due March  , 2017

▪
You will have no rights of a holder of the securities included in the Basket Components, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.

▪
While we, MLPF&S or our respective affiliates may from time to time own shares of the companies included in the Basket Components, we, MLPF&S and our respective affiliates do not control any company included in any Basket Component, and are not responsible for any disclosure made by any other company.

▪	There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent.

▪
The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes.  See “Material U.S. Federal Income Tax Considerations” below and “Material U.S. Federal Income Tax Consequences” beginning on page PS-29 of product supplement EQUITY INDICES SUN-2.

Autocallable Market-Linked Step Up Notes	TS-8

Autocallable Market-Linked Step Up Notes
Linked to an Equity Index Basket, due March  , 2017

Other Terms of the Notes

The provisions of this section supersede and replace the definition of “Market Measure Business Day” set forth in product supplement EQUITY INDICES SUN-2.

Market Measure Business Day

A “Market Measure Business Day” means a day on which:

(A) each of the NASDAQ Stock Market, Inc. (as to the NASDAQ-100 Index®) and the Eurex (as to the EURO STOXX 50® Index) (or any successor to the foregoing exchanges) are open for trading; and

(B) the Basket Components or any successors thereto are calculated and published.

Autocallable Market-Linked Step Up Notes	TS-9

Autocallable Market-Linked Step Up Notes
Linked to an Equity Index Basket, due March  , 2017

The Basket

The Basket is designed to allow investors to participate in the percentage changes in the levels of the Basket Components from the Starting Value to the Ending Value of the Basket. The Basket Components are described in the section “The Basket Components” below. Each Basket Component will be assigned an initial weight on the pricing date, as set forth in the table below.

For more information on the calculation of the value of the Basket, please see the section entitled “Description of the Notes – Basket Market Measures” beginning on page PS-23 of product supplement EQUITY INDICES SUN-2.

If March 5, 2014 were the pricing date, for each Basket Component, the Initial Component Weight, the closing level, the hypothetical Component Ratio and the initial contribution to the Basket value would be as follows:

Basket Component	Bloomberg Symbol	Initial Component Weight	Closing Level(1)(2)	Hypothetical Component Ratio(1)(3)	Initial Basket Value Contribution
NASDAQ-100 Index®	NDX	50.00	3,727.18	0.01341497	50.00
EURO STOXX 50® Index	SX5E	50.00	3,135.97	0.01594403	50.00
				Starting Value	100.00

(1)
The actual closing level of each Basket Component and the resulting actual Component Ratios will be determined on the pricing date, subject to adjustment as more fully described in the section entitled “Description of the Notes – Basket Market Measures – Determination of the Component Ratio for Each Basket Component” beginning on page PS-23 of product supplement EQUITY INDICES SUN-2.

(2)	These were the closing levels of the Basket Components on March 5, 2014.
(3)
Each hypothetical Component Ratio equals the Initial Component Weight of the relevant Basket Component (as a percentage) multiplied by 100, and then divided by the closing level of that Basket Component on March 5, 2014 and rounded to eight decimal places.

The calculation agent will calculate the value of the Basket on each Observation Date and the calculation day by summing the products of (i) the closing level for each Basket Component on such day and (ii) the Component Ratio applicable to such Basket Component. If a Market Disruption Event occurs as to either Basket Component on the scheduled Observation Date or the calculation day, the closing level of that Basket Component will be determined as more fully described beginning on page PS-24 of product supplement EQUITY INDICES SUN-2 in the section “Description of the Notes--Basket Market Measures –Observation Level or Ending Value of the Basket.”

Autocallable Market-Linked Step Up Notes	TS-10

Autocallable Market-Linked Step Up Notes
Linked to an Equity Index Basket, due March  , 2017

While actual historical information on the Basket will not exist before the pricing date, the following graph sets forth the hypothetical historical performance of the Basket from January 2008 through February 2014.  The graph is based upon actual month-end historical levels of the Basket Components, hypothetical Component Ratios based on the closing levels of the Basket Components as of December 31, 2007, and a Basket value of 100.00 as of that date. This hypothetical historical data on the Basket is not necessarily indicative of the future performance of the Basket or what the value of the notes may be. Any historical upward or downward trend in the value of the Basket during any period set forth below is not an indication that the value of the Basket is more or less likely to increase or decrease at any time over the term of the notes.

Hypothetical Historical Performance of the Basket

Autocallable Market-Linked Step Up Notes	TS-11

Autocallable Market-Linked Step Up Notes
Linked to an Equity Index Basket, due March  , 2017

The Basket Components

The EURO STOXX 50® Index

 All disclosures contained in this term sheet regarding the EURO STOXX 50® Index, including, without limitation, its make up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, STOXX Limited (“STOXX” or “Index sponsor”). The Index sponsor, which licenses the copyright and all other rights to the EURO STOXX 50® Index, has no obligation to continue to publish, and may discontinue publication of, the EURO STOXX 50® Index. The consequences of the Index sponsor discontinuing publication of the EURO STOXX 50® Index are discussed in the section entitled “Description of the Notes—Discontinuance of an Index” beginning on page PS-22 of product supplement EQUITY INDICES SUN-2.  None of us, the calculation agent, or MLPF&S accepts any responsibility for the calculation, maintenance or publication of the EURO STOXX 50® Index or any successor index.

The EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the EURO STOXX® Supersector indices in terms of free float market capitalization, which represent the Eurozone portion of the STOXX Europe 600® Supersector indices. The STOXX Europe 600® Supersector indices contain the 600 largest stocks traded on the major exchanges of 18 European countries. The EURO STOXX 50® Index was created by STOXX Limited, a joint venture between Deutsche Börse AG and SIX Group AG. Publication of the Index began on February 26, 1998, based on an initial index level of 1,000 at December 31, 1991. The EURO STOXX 50® Index is published in The Wall Street Journal and disseminated on the STOXX Limited website, which sets forth, among other things, the country and industrial sector weightings of the securities included in the EURO STOXX 50® Index, and updates these weightings at the end of each quarter. The EURO STOXX 50® Index is reported by Bloomberg under the ticker symbol “SX5E.”

On March 1, 2010, STOXX Limited announced the removal of the “Dow Jones” prefix from all of its indices, including the EURO STOXX 50® Index.

Methodology of the EURO STOXX 50® Index

The composition of the EURO STOXX 50® Index is reviewed annually in September, based on the closing stock data on the last trading day in August. The component stocks are announced on the first trading day in September. Changes in the composition of the EURO STOXX 50® Index are made to ensure that the EURO STOXX 50® Index includes 50 market sector leaders from within the EURO STOXX 50® Index. Changes to the component stocks are implemented on the third Friday in September and are effective the following trading day.  The Euro STOXX 50® Index is calculated in euro.

The composition of the EURO STOXX 50® Index is also reviewed monthly to ensure that component stocks still remain eligible for inclusion. The announcement will be on the first trading day of the month after close of the relevant markets. Any resulting changes from the monthly review are implemented on the close of the fifth trading day following the monthly review and are effective the next trading day. All stocks on the latest selection lists and initial public offering (IPO) stocks are reviewed for a fast-track addition on a quarterly basis. The announcement will be on the first trading day of the month after market close. The implementation is effected together with that of the STOXX Total Market Indices. A current list of the issuers that comprise the EURO STOXX 50® Index is available on the STOXX Limited website. Information contained in the STOXX Limited website is not incorporated by reference in, and should not be considered a part of, this term sheet.

The free float factors for each component stock used to calculate the EURO STOXX 50® Index, as described below, are reviewed, calculated and implemented on a quarterly basis and are fixed until the next quarterly review. Each component’s weight is capped at 10% of the Index’s total free float market capitalization.

The EURO STOXX 50® Index is also reviewed on an ongoing basis. Corporate actions (including initial public offerings, mergers and takeovers, spin-offs, delistings and bankruptcy) that affect the EURO STOXX 50® Index composition are immediately reviewed. Any changes are announced, implemented and effective in line with the type of corporate action and the magnitude of the effect.

Computation of the EURO STOXX 50® Index

The EURO STOXX 50® Index is calculated with the “Laspeyres formula,” which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating the EURO STOXX 50® Index value can be expressed as follows:

Index =	free float market capitalization of the Index
divisor of the Index

The “free float market capitalization of the Index” is equal to the sum of the product of the price, number of shares outstanding and free float factor for each component stock as of the time the EURO STOXX 50® Index is being calculated. The free float factor reduces the number of shares outstanding to the actual amount available on the market. All fractions of the total number of shares that are larger than 5% and whose holding is of a long-term nature are excluded from the index calculation. The free float factor typically excludes cross-ownership (stock owned either by the company itself or other companies), government ownership, private ownership, and

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restricted shares that cannot be traded during a certain period or have a foreign ownership restriction. Block ownership is not applied for holdings of custodian nominees, trustee companies, mutual funds, investment companies with short-term investment strategies, pension funds and similar entities.

The EURO STOXX 50® Index is also subject to a divisor, which is adjusted to maintain the continuity of EURO STOXX 50® Index values despite changes due to corporate actions. All corporate actions and dividends are implemented at the effective date (ex-date); i.e., with corporate actions where cash or other corporate assets are distributed to shareholders, the price of the stock will decrease on the ex-date. The following is a summary of the adjustments to any component stock made for corporate actions and the effect of such adjustment on the divisor, where shareholders of the component stock will receive “B” number of shares for every “A” share held (where applicable). If the new shares have a dividend disadvantage —i.e., the new shares have a different dividend from that paid on the old shares — the price for these new shares will be adjusted according to the gross dividend amount. The divisor may increase, decrease or be held constant.
DIVISOR:	Decrease
A) Cash dividend (applies to return indices only)
adjusted price (net return) = closing price − announced dividend * (1 − withholding tax)
adjusted price (gross return) = closing price − announced dividend

DIVISOR:	Decrease	B) Special Cash dividend (applies to price and return indices) adjusted price = closing price − announced dividend * (1 − withholding tax if applicable)
DIVISOR:	Constant	C) Split and Reverse Split adjusted price = closing price * A / B new number of shares = old number of shares * B / A
DIVISOR:	Increase	D) Rights Offering adjusted price = (closing price * A + subscription price * B) / (A + B) new number of shares = old number of shares * (A + B) / A
DIVISOR:	Constant	E) Stock Dividend adjusted price = closing price * A / (A + B) new number of shares = old number of shares * (A + B) / A
Decrease
F) Stock Dividend (from treasury stock)
If treated as regular cash dividend, only the return indices are adjusted.
adjusted price = closing price – closing price * B / (A + B)
 If treated as extraordinary dividend, the price and the return indices are adjusted.
adjusted price = closing price – closing price * B / (A + B)

DIVISOR:	Decrease	G) Stock Dividend of a Different Company Security adjusted price = (closing price * A − price of the different company security * B) / A
DIVISOR:	Decrease	H) Return of Capital and Share Consolidation adjusted price = (closing price − capital return announced by company * (1 − withholding tax)) * A / B new number of shares = old number of shares * B / A
DIVISOR:	Decrease
I) Repurchase Shares-Self-Tender
adjusted price = ((price before tender * old number of shares) − (tender price * number of tendered shares)) / (old number of shares − number of tendered shares)
new number of shares = old number of shares − number of tendered shares

DIVISOR:	Decrease	J) Spinoff adjusted price = (closing price * A − price of spun-off shares * B) / A
DIVISOR:		K) Combination Stock Distribution (Dividend or Split) and Rights Offering Shareholders receive B new shares from the distribution and C new shares from the rights offering for every A shares held:

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Increase
● If rights are applicable after stock distribution (one action applicable to other)
adjusted price = [closing price * A + subscription price * C * (1 + B / A)] / [(A + B) * (1 + C / A)]
new number of shares = old number of shares * [(A + B) * (1 + C / A)] / A

Increase
● If stock distribution is applicable after rights (one action applicable to other)
adjusted price = [closing price * A + subscription price * C] / [(A + C) * (1 + B / A)]
new number of shares = old number of shares * [(A + C) * (1 + B / A)] / A

DIVISOR:	Increase
● Stock distribution and rights (neither action is applicable to the other)
adjusted price = [closing price * A + subscription price * C] / [A + B + C]
new number of shares = old number of shares * [A + B + C] / A

L) Addition/Deletion of a Company No price adjustments are made. The net change in market capitalization determines the divisor adjustment.
M) Free float and Share Changes No price adjustments are made. The net change in market capitalization determines the divisor adjustment.

The following graph shows the historical performance of the EURO STOXX 50® Index in the period from January 2008 through February 2014. We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On March 5, 2014, the closing level of the EURO STOXX 50® Index was 3,135.97.

Historical Performance of the EURO STOXX 50® Index

This historical data on the EURO STOXX 50® Index is not necessarily indicative of the future performance of the EURO STOXX 50® Index or what the value of the notes may be. Any historical upward or downward trend in the level of the EURO STOXX 50® Index during any period set forth above is not an indication that the level of the EURO STOXX 50® Index is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels and trading pattern of the EURO STOXX 50® Index.

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Autocallable Market-Linked Step Up Notes
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License Agreement

We have entered into an agreement with STOXX Limited providing us and certain of our affiliates or subsidiaries identified in that agreement with a non-exclusive license and, for a fee, with the right to use the EURO STOXX 50® Index, which is owned and published by STOXX Limited, in connection with certain securities, including the notes.

STOXX Limited and its licensors (the “Licensors”) have no relationship to us, other than the licensing of the EURO STOXX 50® Index and the related trademarks for use in connection with the notes.

STOXX Limited and its Licensors do not sponsor, endorse, sell or promote the notes; recommend that any person invest in the notes; have any responsibility or liability for or make any decisions about the timing, amount or pricing of the notes; have any responsibility or liability for the administration, management or marketing of the notes; or consider the needs of the notes or the owners of the notes in determining, composing or calculating the EURO STOXX 50® Index or have any obligation to do so.

STOXX Limited and its Licensors will not have any liability in connection with the notes. Specifically, STOXX Limited and its Licensors do not make any warranty, express or implied and disclaim any and all warranty about: the results to be obtained by the notes, the owners of the notes or any other person in connection with the use of the EURO STOXX 50® Index and the data included in the EURO STOXX 50® Index; the accuracy or completeness of the Index and its data; and the merchantability and the fitness for a particular purpose or use of the EURO STOXX 50® Index and its data. STOXX Limited and its Licensors will have no liability for any errors, omissions or interruptions in the EURO STOXX 50® Index or its data. Under no circumstances will STOXX Limited or its Licensors be liable for any lost profits or indirect, punitive, special or consequential damages or losses, even if STOXX Limited or its Licensors knows that they might occur.The licensing agreement between us and STOXX Limited is solely for our benefit and the benefit of STOXX Limited and not for the benefit of the owners of the notes or any other third parties.

The NASDAQ-100 Index®

The NASDAQ-100 Index® includes securities of 100 of the largest domestic and international non-financial companies listed on The NASDAQ Stock Market based on market capitalization. It does not include financial companies including investment companies. The NASDAQ-100 Index® was developed by, and is calculated, maintained and published by NASDAQ. Current information regarding the market value of the NASDAQ-100 Index® is available from NASDAQ as well as numerous market information services.

Methodology of the NASDAQ-100 Index®

The NASDAQ-100 Index® is a modified market capitalization weighted index. The value of the NASDAQ-100 Index® equals the aggregate value of the NASDAQ-100 Index® share weights of each of the component securities of the NASDAQ-100 Index®, multiplied by each such security’s last sale price, and divided by the divisor of the NASDAQ-100 Index®. The divisor serves the purpose of scaling the aggregate value to a lower order of magnitude which is more desirable for index reporting purposes. The NASDAQ-100 Index® share weights of the component securities of the NASDAQ-100 Index® at any time are based upon the total shares outstanding in each of those securities and are additionally subject, in certain cases, to rebalancing. Accordingly, each underlying stock’s influence on the level of the NASDAQ-100 Index® is directly proportional to the value of its NASDAQ-100 Index® share weight. If trading in a component security is halted on its primary listing market, the last traded price for that security is used for all index computations until trading in such security resumes. If trading is halted on its primary listing market before the market is open, the previous day’s last sale price is used. The NASDAQ-100 Index® began on January 31, 1985 at a base value of 125.00, as adjusted. The price return version of the NASDAQ-100 Index® is reported by Bloomberg under ticker symbol “NDX.”

The formula for the NASDAQ-100 Index® value is as follows:

Aggregate Adjusted Market Value Divisor

The NASDAQ-100 Index® is ordinarily calculated without regard to cash dividends on the component securities but does reflect extraordinary cash distributions. The NASDAQ-100 Index® is calculated during the trading day based on the Last Sale Price and is disseminated once per second.

Underlying Stock Eligibility Criteria

Index eligibility is limited to specific types of securities, including foreign and domestic common stocks, ordinary shares, and ADRs. The following types of securities and companies are not eligible for inclusion in the NASDAQ-100 Index®: closed-end funds, convertible debentures, exchange traded funds, limited liability companies, limited partnership interests, preferred stocks, rights, shares or units of beneficial interest, warrants, units and other derivative securities. Securities of investment companies are not eligible for inclusion in the NASDAQ-100 Index®.

For the purposes of the NASDAQ-100 Index® eligibility criteria, if the security is a depositary receipt representing a security of a non-U.S. issuer, then references to the “issuer” are references to the issuer of the underlying security.

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Initial Eligibility Criteria

To be eligible for initial inclusion in the NASDAQ-100 Index®, a security must be listed on The NASDAQ Stock Market and meet the following criteria:

•
the security’s U.S. listing must be exclusively on the NASDAQ Global Market or the NASDAQ Global Select Market (unless the security was dually listed on another U.S. market prior to January 1, 2004 and has continuously maintained that listing);

•	the security must be of a non-financial company;

•	the security may not be issued by an issuer currently in bankruptcy proceedings;

•	the security must have an average daily trading volume of at least 200,000 shares;

•
if the security is of a foreign issuer (a foreign issuer is determined based on its country of incorporation), such security must have listed options on a recognized options market in the United States or be eligible for listed-options trading on a recognized options market in the United States;

•	only one class of security per issuer is allowed;

•	the issuer of the security may not have entered into a definitive agreement or other arrangement which would likely result in the security no longer being NASDAQ-100 Index® eligible;

•	the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn; and

•
the security must have “seasoned” on the NASDAQ, NYSE or NYSE Amex (generally, a company is considered to be seasoned if it has been listed on a market for at least three full months – excluding the first month of its initial listing).

Continued Eligibility Criteria

To be eligible for continued inclusion in the NASDAQ-100 Index®, a security must meet the following criteria:

•
the security’s U.S. listing must be exclusively on the NASDAQ Global Select Market or the NASDAQ Global Market (unless the security was dually listed on another U.S. market prior to January 1, 2004 and has continuously maintained that listing);

•	the security must be of a non-financial company;

•	the security may not be issued by an issuer currently in bankruptcy proceedings;

•	the security must have an average daily trading volume of at least 200,000 shares as measured annually during the ranking review process;

•
if the security is of a foreign issuer, then such security must have listed options on a recognized options market in the U.S. or be eligible for listed-options trading, as measured annually during the Ranking Review process (see below);

•
the security must have an adjusted market capitalization equal to or exceeding 0.10% of the aggregate adjusted market capitalization of the NASDAQ-100 Index® at each month end. In the event a company does not meet this criterion for two consecutive month ends, it will be removed from the Index effective after the close of trading on the third Friday of the following month; and

•	the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn.

Annual Ranking Review

The NASDAQ-100 Index® securities are evaluated on an annual basis, except under extraordinary circumstances which may result in an interim evaluation, as follows (this evaluation is referred to herein as the “Ranking Review”). Securities which meet the applicable eligibility criteria are ranked by market value. Index-eligible securities which are already in the NASDAQ-100 Index® and which are ranked in the top 100 eligible securities (based on market capitalization) are retained in the NASDAQ-100 Index®. A security that is ranked 101 to 125 is also retained, provided that such security was ranked in the top 100 eligible securities as of the previous Ranking Review or was added to the NASDAQ-100 Index® subsequent to the previous Ranking Review. Securities not meeting such criteria are replaced. The replacement securities chosen are those NASDAQ-100 Index®-eligible securities not currently in the NASDAQ-100 Index® that have the largest market capitalization. The data used in the ranking includes end of October NASDAQ market data and is updated for total shares outstanding submitted in a publicly filed SEC document via EDGAR through the end of November.

Generally, the list of annual additions and deletions is publicly announced via a press release in the early part of December, and replacements are made effective after the close of trading on the third Friday in December. Moreover, if at any time during the year a NASDAQ-100 Index® security is no longer traded on the NASDAQ, or is otherwise determined by the NASDAQ to become ineligible for continued inclusion in the NASDAQ-100 Index®, the security will be replaced with the largest market capitalization security not currently in the NASDAQ-100 Index® and meeting the Initial Eligibility Criteria listed above. Ordinarily, a security will be removed from the NASDAQ-100 Index® at its last sale price. If, however, at the time of its removal the security is halted from trading on its primary listing market and an official closing price cannot readily be determined, the security may, in NASDAQ’s discretion, be removed at a zero price. The zero price will be applied to the security after the close of the market but prior to the time the official closing value of the NASDAQ-100 Index® is disseminated, which is ordinarily 17:16:00 ET.

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Maintenance of the NASDAQ-100 Index®

In addition to the Ranking Review, the securities in the NASDAQ-100 Index®are also monitored every day.  Changes in the price and/or total shares outstanding arising from corporate events such as stock dividends, stock splits and certain spin-offs and rights issuances are adjusted on the ex-date.  If the change in total shares outstanding arising from other corporate actions is greater than or equal to 10.0%, the change is made as soon as practicable. Otherwise, if the change in total shares outstanding is less than 10.0%, then all those changes are accumulated and made effective at one time on a quarterly basis after the close of trading on the third Friday in each of March, June, September and December. In either case, the NASDAQ-100 Index® share weights for those underlying stocks are adjusted by the same percentage amount by which the total shares outstanding have changed in those NASDAQ-100 Index® securities.

A special dividend, announced by the listing exchange, will result in an adjustment to the last sale price of a security in the NASDAQ-100 Index® prior to market open on the ex-date for the special amount distributed. A special dividend may also be referred to as extra, extraordinary, non-recurring, one-time, unusual, etc.

Ordinarily, whenever there is a change in shares of the NASDAQ-100 Index®, a change in component security or a change to the price of an component security due to spin-off, rights issuances or special cash dividends, the divisor is adjusted to ensure that there is no discontinuity in the value of the NASDAQ-100 Index®, which might otherwise be caused by any such change. All changes are announced in advance and will be reflected in the NASDAQ-100 Index® prior to market open on the NASDAQ-100 Index® effective date.

The divisor is determined as follows:
Divisor after Adjustments =	Market Value after Adjustments Market Value before Adjustments	× Divisor before Adjustments

Rebalancing of the NASDAQ-100 Index®

The NASDAQ-100 Index® is calculated under a modified capitalization-weighted methodology, which is a hybrid between equal weighting and conventional capitalization weighting. This methodology is expected to: (1) retain in general the economic attributes of capitalization weighting; (2) promote portfolio weight diversification (thereby limiting domination of the NASDAQ-100 Index® by a few large stocks); (3) reduce NASDAQ-100 Index® performance distortion by preserving the capitalization ranking of companies; and (4) reduce market impact on the smallest NASDAQ-100 Index® securities from necessary weight rebalancings.

Under the methodology employed, on a quarterly basis coinciding with the NASDAQ’s quarterly scheduled weight adjustment procedures, the NASDAQ-100 Index® securities are categorized as either Large Stocks or Small Stocks depending on whether their current percentage weights (after taking into account scheduled weight adjustments due to stock repurchases, secondary offerings or other corporate actions) are greater than, or less than or equal to, the average percentage weight in the NASDAQ-100 Index® (i.e., as a 100-stock index, the average percentage weight in the NASDAQ-100 Index® is 1.0%).

This quarterly examination will result in a NASDAQ-100 Index® rebalancing if either one or both of the following two weight distribution requirements are not met: (1) the current weight of the single largest market capitalization Index security must be less than or equal to 24.0% and (2) the collective weight of those NASDAQ-100 Index® securities whose individual current weights are in excess of 4.5%, when added together, must be less than or equal to 48.0%. In addition, the NASDAQ may conduct a special rebalancing if it is determined necessary to maintain the integrity of the NASDAQ-100 Index®. If either one or both of these weight distribution requirements are not met upon quarterly review, or NASDAQ determines that a special rebalancing is required, a weight rebalancing will be performed. First, relating to weight distribution requirement (1) above, if the current weight of the single largest NASDAQ-100 Index® security exceeds 24.0%, then the weights of all Large Stocks will be scaled down proportionately towards 1.0% by enough for the adjusted weight of the single largest NASDAQ-100 Index® security to be set to 20.0%. Second, relating to weight distribution requirement (2) above, for those NASDAQ-100 Index® securities whose individual current weights or adjusted weights in accordance with the preceding step are in excess of 4.5%, if their collective weight exceeds 48.0%, then the weights of all Large Stocks will be scaled down proportionately towards 1.0% by just enough for the collective weight, so adjusted, to be set to 40.0%.

The aggregate weight reduction among the Large Stocks resulting from either or both of the above rescalings will then be redistributed to the Small Stocks in the following iterative manner. In the first iteration, the weight of the largest Small Stock will be scaled upwards by a factor which sets it equal to the average NASDAQ-100 Index® weight of 1.0%. The weights of each of the smaller remaining Small Stocks will be scaled up by the same factor reduced in relation to each stock’s relative ranking among the Small Stocks such that the smaller the NASDAQ-100 Index® security in the ranking, the less the scale-up of its weight. This is intended to reduce the market impact of the weight rebalancing on the smallest component securities in the NASDAQ-100 Index®.

In the second iteration, the weight of the second largest Small Stock, already adjusted in the first iteration, will be scaled upwards by a factor which sets it equal to the average NASDAQ-100 Index® weight of 1.0%. The weights of each of the smaller remaining Small Stocks will be scaled up by this same factor reduced in relation to each stock’s relative ranking among the Small Stocks such that, once again, the smaller the stock in the ranking, the less the scale-up of its weight.

Additional iterations will be performed until the accumulated increase in weight among the Small Stocks exactly equals the aggregate weight reduction among the Large Stocks from rebalancing in accordance with weight distribution requirement (1) and/or weight distribution requirement (2).

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Then, to complete the rebalancing procedure, once the final percent weights of each of the NASDAQ-100 Index® securities are set, the NASDAQ-100 Index® share weights will be determined anew based upon the last sale prices and aggregate capitalization of the NASDAQ-100 Index® at the close of trading on the last day in February, May, August and November. Changes to the NASDAQ-100 Index® share weights will be made effective after the close of trading on the third Friday in March, June, September and December, and an adjustment to the NASDAQ-100 Index® divisor will be made to ensure continuity of the Index.

Ordinarily, new rebalanced weights will be determined by applying the above procedures to the current NASDAQ-100 Index® share weights. However, the NASDAQ may from time to time determine rebalanced weights, if necessary, by instead applying the above procedure to the actual current market capitalization of the NASDAQ-100 Index® components. In those instances, the NASDAQ would announce the different basis for rebalancing prior to its implementation.

The following graph shows the historical performance of the NASDAQ-100 Index® in the period from January 2008 through February 2014. We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On March 5, 2014, the closing level of the NASDAQ-100 Index® was 3,727.18.

Historical Performance of the NASDAQ-100 Index®

This historical data on the NASDAQ-100 Index® is not necessarily indicative of the future performance of the NASDAQ-100 Index® or what the value of the notes may be. Any historical upward or downward trend in the level of the NASDAQ-100 Index® during any period set forth above is not an indication that the level of the NASDAQ-100 Index® is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels and trading pattern of the NASDAQ-100 Index®.

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Autocallable Market-Linked Step Up Notes
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License Agreement

We have entered into an agreement with NASDAQ providing us and certain of our affiliates or subsidiaries identified in that agreement with a non-exclusive license and, for a fee, with the right to use the NASDAQ-100 Index® which is owned and published by NASDAQ, in connection with certain securities.

The notes are not sponsored, endorsed, sold or promoted by NASDAQ (NASDAQ along with its affiliates, the “Corporations”). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the notes. The Corporations make no representation or warranty, express or implied to the owners of the notes, or any member of the public regarding the advisability of investing in securities generally or in the notes particularly, or the ability of the NASDAQ-100 Index®, to track general stock market performance. The Corporations’ only relationship to us is in the licensing of the NASDAQ-100 Index® trademarks or service marks, and certain trade names of the Corporations and the use of the NASDAQ-100 Index® which are determined, composed and calculated by NASDAQ without regard to us or the notes. NASDAQ has no obligation to take the needs of us or the owners of the notes into consideration in determining, composing or calculating the NASDAQ-100 Index®. The Corporations are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the notes.

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE NASDAQ-100 INDEX® OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE NASDAQ-100 INDEX® OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE NASDAQ-100 INDEX® OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES. NASDAQ®, NASDAQ 100® AND NASDAQ 100 INDEX® ARE TRADE OR SERVICE MARKS OF THE CORPORATIONS AND ARE LICENSED FOR USE BY US. THE NOTES HAVE NOT BEEN PASSED ON BY THE CORPORATIONS AS TO THEIR LEGALITY OR SUITABILITY. THE NOTES ARE NOT ISSUED, ENDORSED, SOLD OR PROMOTED BY THE CORPORATIONS. THE CORPORATIONS MAKE NO WARRANTIES AND BEAR NO LIABILITY WITH RESPECT TO THE NOTES.

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Autocallable Market-Linked Step Up Notes
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Supplement to the Plan of Distribution

Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

We may deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than three business days from the pricing date, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

MLPF&S will not receive an underwriting discount for notes sold to certain fee-based trusts and fee-based discretionary accounts managed by U.S. Trust operating through Bank of America, N.A.

MLPF&S has advised us as follows: They or their affiliates may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices determined by reference to their pricing models and at their discretion, and these prices will include MLPF&S’s trading commissions and mark-ups. MLPF&S may act as principal or agent in these market-making transactions; however, it is not obligated to engage in any such transactions. MLPF&S has informed us that at MLPF&S’s discretion and for your benefit, assuming no changes in market conditions from the pricing date, MLPF&S may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes for a short initial period after the issuance of the notes. Any price offered by MLPF&S for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Basket and the remaining term of the notes. However, none of us, MLPF&S, or any of our respective affiliates is obligated to purchase your notes at any price or at any time, and we cannot assure you that we, MLPF&S, or any of our respective affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.

MLPF&S has informed us that, as of the date of this term sheet, it expects that if you hold your notes in a MLPF&S account, the value of the notes shown on your account statement will be based on MLPF&S’s estimate of the value of the notes if MLPF&S or another of its affiliates were to make a market in the notes, which it is not obligated to do; and that estimate will be based upon the price that MLPF&S may pay for the notes in light of then-prevailing market conditions and other considerations, as mentioned above, and will include transaction costs. Any such price may be higher than or lower than the initial estimated value of the notes.

The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding Credit Suisse or for any purpose other than that described in the immediately preceding sentence.

Structuring the Notes

The notes are our debt securities, the return on which is linked to the performance of the Basket.  As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because market-linked notes result in increased operational, funding and liability management costs to us, the internal funding rate we use in pricing market-linked notes is typically lower than a rate reflecting the yield on our conventional debt securities of similar maturity in the secondary market. Because we use our internal funding rate to determine the value of the theoretical bond component, if on the pricing date our internal funding rate is lower than our secondary market credit rates, the initial estimated value of the notes will be higher than if the initial estimated value was based our secondary market credit rates.

Payments on the notes, including the amount you receive at maturity or upon an automatic call, will be calculated based on the $10 principal amount per unit and will depend on the performance of the Basket.  In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with MLPF&S or one of its affiliates.  The terms of these hedging arrangements are determined by seeking bids from market participants, including MLPF&S and its affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Basket Components, the tenor of the notes and the tenor of the hedging arrangements.  The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.

MLPF&S has advised us that the hedging arrangements will include a hedging related charge of approximately $0.075 per unit, reflecting an estimated profit to be credited to MLPF&S from these transactions.  Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by MLPF&S or any third party hedge providers.

For further information, see “Risk Factors—General Risks Relating to the Notes” beginning on page PS-7 and “Supplemental Use of Proceeds and Hedging” on page PS-17 of product supplement EQUITY INDICES SUN-2.

Autocallable Market-Linked Step Up Notes	TS-20

Autocallable Market-Linked Step Up Notes
Linked to an Equity Index Basket, due March  , 2017

Material U.S. Federal Income Tax Considerations

The following discussion is a brief summary of material U.S. federal income tax consequences relating to an investment in the notes.  The following summary is not complete and is both qualified and supplemented by the discussion under the section entitled “Material U.S. Federal Income Tax Consequences” beginning on page PS-29 of product supplement EQUITY INDICES SUN-2, which you should carefully review prior to investing in the notes.

There are no statutory provisions, regulations, published rulings, or judicial decisions addressing the characterization for U.S. federal income tax purposes of the notes or securities with terms that are substantially the same as those of the notes.  Thus, the characterization of the notes is not certain.  In the absence of an administrative or judicial ruling to the contrary and pursuant to the terms of the notes, you agree with us to treat the notes, for U.S. federal income tax purposes, as prepaid financial contracts, with respect to the Market Measure, that are eligible for open transaction treatment.  The balance of this discussion assumes that the notes will be treated as prepaid financial contracts.  You should be aware that such characterization of the notes is not certain, nor is it binding on the U.S. Internal Revenue Service (the “IRS”) or the courts.  Thus, it is possible that the IRS would seek to characterize your notes in a manner that results in tax consequences to you that are different from those described below or in the accompanying product supplement.  We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the notes for U.S. federal income tax or other tax purposes.  You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of the notes for U.S. federal income tax purposes.

If the notes are treated as prepaid financial contracts, a U.S. Holder (as defined in the accompanying product supplement) should generally recognize gain or loss upon the sale, exchange or maturity of its notes in an amount equal to the difference between the amount realized at such time and the U.S. Holder’s tax basis in its notes (generally the amount paid for the notes). Such gain or loss generally should be long-term capital gain or loss if the notes have been held for more than one year.  For notes with a term of one year or less, such gain or loss will be short-term capital gain or loss.

Notes Held Through Foreign Entities

Pursuant to recently finalized regulations and IRS Notice 2013-43, and subject to certain exceptions, FATCA’s withholding regime generally will apply to (i) withholdable payments (other than certain gross proceeds) made after June 30, 2014 (other than certain payments made with respect to a “preexisting obligation,” as defined in the regulations); (ii) payments of certain gross proceeds with respect to a sale or disposition occurring after December 31, 2016; and (iii) foreign passthru payments made after the later of December 31, 2016, or the date that final regulations defining the term “foreign passthru payment” are published.

Substitute Dividend and Dividend Equivalent Payments

In Notice 2014-14, the IRS stated that it intends to limit specified ELIs, as defined in the proposed regulations under Code section 871(m), to ELIs issued on or after 90 days after the date the proposed regulations are finalized.

Proposed Legislation on Certain Financial Transactions

On February 26, 2014, the Chairman of the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments.  If enacted as proposed, the effect of that legislation generally would be to require instruments such as the notes acquired after December 31, 2014, or any notes held after December 31, 2019, to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.  You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Where You Can Find More Information

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates.  Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S toll-free at 1-866-500-5408.

Autocallable Market-Linked Step Up Notes	TS-21